Exhibit 10.10
FORM OF
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”) is dated as of July 1, 2007, by and between MERIDIAN INTERSTATE BANCORP, INC. (the “Company”) and RICHARD J. GAVEGNANO (the “Executive”).

In consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.           Definitions.

(a)            “Actuarial Equivalent” means a benefit of equivalent value when computed on the basis of an interest rate of 6.5% and the 1983 Group Annuity Mortality Table, Unisex (50% male, 50% female), with no setback; provided, however, that for purposes of determining the value of a lump sum distribution, the following assumptions will be used:

Interest:	Applicable interest rate under Section 417(e)(3) of the Code, as determined for the month of November of the preceding year.

Mortality:               Applicable mortality table under Section 417(e)(3) of the Code.

(b)           “Accrued Benefit” means 70% of the Executive’s Final Average Salary, multiplied by the Executive’s Non-forfeitable Percentage set forth in Paragraph 2(b) if the Executive has less than 8 years of service.

(c)           “Cause” means the following:

(i)           the conviction of the Executive for any felony involving moral turpitude, deceit, dishonesty or fraud;

(ii)           a material act or acts of dishonesty in connection with the performance of the Executive’s duties, including without limitation, material misappropriation of funds or property;

(iii)           an act or acts of gross misconduct (including sexual harassment) by the Executive exposing the Company to potential material liability or loss; or

(iv)           continued, willful and deliberate non-performance by the Executive of duties (other than by reason of illness or disability) which has continued for more than 30 days following written notice of non-performance from the Board of Directors.

(d)           For purposes of this Agreement, a “Change in Control” means a change in control of Company as defined in Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and rules, regulations, and guidance of general application thereunder, including the following:

(i)           Change in ownership: A change in ownership of the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Company; or

(ii)           Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a 12-month period ownership of stock of the Company possessing 35% or more of the total voting power of the

Company; or (ii) a majority of the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed in advance by a majority of the Company’s Board of Directors (as applicable); or

(iii)           Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Company’s assets occurs if, in a 12 month period, any one person or more than one person acting as a group acquires assets from the Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Company’s entire assets immediately before the acquisition or acquisitions.  For this purpose, “gross fair market value” means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(e)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)           “Final Average Compensation” means the average of the Executive’s annual base salary (prior to any salary reduction contributions to any Section 401(k) plan or any other pre-tax salary reductions), excluding bonuses, for the three calendar years during the Executive’s employment with the Company for which the Executive’s annual base salary was the highest.

(g)           “Normal Form” means an unreduced life annuity with 50% spousal survivor annuity.

(h)           “Separation from Service” means a termination of the Executive’s services (whether as an employee or as an independent contractor) to the Company.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

2.	Payments to Executive.

(a)           Upon his Separation from Service the Company will pay to the Executive annually, a benefit payable in the Normal Form in equal monthly installments commencing on the first day of the month next following his Separation from Service, an amount equal to 70% of the average of the Executive’s Final Average Compensation, adjusted as provided in clause (b) of this Paragraph 2.

(b)           The Executive’s benefits under the Agreement shall become non-forfeitable in accordance with the following schedule:

Years of Service	Non-forfeitable Percentage
1	12.5
2	25.0
3	37.5
4	50.0
5	62.5
6	75.0
7	87.5
8	100.0

Notwithstanding the foregoing, the Executive shall become fully vested immediately upon his death prior to a Separation from Service, a Change in Control or upon any involuntary termination of his employment by the Company other than for Cause.

(c)           In lieu of the Normal Form provided by the foregoing provisions of this Paragraph 2, with the consent of the Company, the Executive may elect an optional form of payment which is the Actuarial Equivalent of the Normal Form to which the Executive is entitled, which optional form of payment may be any optional form provided under the SBERA Plan sponsor by East Boston Savings Bank (whether or not the Executive participates in that plan), including a lump sum.  On or after January 1, 2009, if the Executive wishes to change his payment election as to the form of payment, the Executive may do so by completing a payment election form approved by the Board of Directors, provided that any such election (i) must be made prior to the Executive’s Separation from Service, (ii) must be made at least 12 months before the date on which any benefit payments are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made, and (iv) for payments to be made other than upon death or disability, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).  For purposes of this Agreement and clause (iv) above, all installment payments under this Agreement shall be treated as a single payment.  On or before December 31, ,2008, if the Executive wishes to change his payment election as to the form of payment, the Participant may do so by completing a payment election form, provided that any such election (i) must be made prior to the Executive’s Separation from Service, (ii) shall not take effect before the date that is 12 months after the date the election is made, and (iii) made in 2008 cannot apply to amounts that would otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would otherwise be paid in a later year.  A lump sum payment shall be made within sixty (60) days following the date the Participant becomes entitled to receive a benefit under the Plan.

(d)           Notwithstanding anything to the contrary set forth herein, in no event shall the Executive be entitled to receive any benefits under this Agreement if he is terminated by the Board of Directors of the Company for Cause.  A determination of whether the Executive’s employment is terminated for Cause shall be made at a meeting of the Board of Directors called and held for such purpose, at which the Board of Directors makes a finding that in their good faith opinion an event set forth in Section 1(c) of this Agreement has occurred and specifying the particulars thereof in detail.

(e)           Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service.  Therefore, in the event this Section 2(e) is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid (with interest calculated at the Prime Rate reported in the Wall Street Journal as of the date the benefit first became payable) to the Executive in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified under this Section 2 of the Plan with respect to the applicable benefit.  A Specified Employee means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

3.	Death of the Executive.

(a)           If the Executive dies prior to the commencement of the payment of benefits under this Agreement, the Company will pay to the Executive’s Accrued Benefit to his beneficiary, as designated in a form acceptable to the Company.

(b)           If the Executive dies following the commencement of the payment of benefits under this Agreement, death benefits, if any, will be determined pursuant to the form of benefit payment in effect at the time of death.

4.	Disability Benefits.

If the Executive becomes permanently and totally disabled, as determined by a physician mutually acceptable to the Company and the Executive, from any cause while in the employ of the Company and prior to the commencement of payments under Paragraph 2 above, the Executive shall be entitled to receive the Accrued Benefit that would be payable to the Executive pursuant to Paragraph 2 above if the Executive had terminated his employment on the date of his disability with eight (8) years of service.  Disability payments may be subject to a six (6) month waiting period, in which case during such time the Company shall continue to pay the Executive his base salary.  For purposes of this Agreement, “Disabilities” shall mean the Executive is unable to engage in any substantial activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

5.	Claims Procedure.

(a)           In the event the Executive (or his beneficiary in the case of the Executive’s death) or their authorized representative (hereinafter the “Claimant”) asserts a right to a benefit under this Agreement which has not been received, the Claimant must file a claim for such benefit with the Company on forms provided by the Company.  The Company shall render its decision on the claim within 90 days after its receipt of the claim.  If special circumstances apply, the 90-day period may be extended by an additional 90 days; provided, written notice of the extension is provided to the Claimant during the initial 90-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Company expects to render its decision on the claim.  If the Company wholly or partially denies the claim, the Company shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph.  Such notice shall set forth:

(i)           the specific reasons for the denial of the claim;

(ii)           specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)          a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

(iv)          a description of the Agreement’s claims review procedures, and the time limitations applicable to such procedures; and

(v)           a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if the claim denial is appealed to the Company and the Company fully or partially denies the claim.

(b)           A Claimant whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Company may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days after receipt of the notice of the denial from the Company.  In connection with such appeal and upon request by the Claimant, a Claimant may review (or receive free copies of) all documents, records or other information relevant to the Claimant’s claim for benefit, all in accordance with such procedures as the Company may establish.  If a Claimant fails to file an appeal within such 60-day period, he shall have no further right to appeal.

(c)           A decision on the appeal by the Company shall include a review by the Company that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.  The Company shall render its decision on the appeal not later than 60 days after the receipt by the Company of the appeal.  If special circumstances apply, the 60-day period may be extended by an additional 60 days; provided, written notice of the extension is provided to the Claimant during the initial 60-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Company expects to render its decision on the claim on appeal.  If the Company wholly or partly denies the claim on appeal, the Company shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph.  Such notice shall set forth:

(i)           the specific reasons for the denial of the claim;

(ii)           specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)           a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(iv)           a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

6.	Violation of Agreement.

In the event of the violation of any of any material terms of the Agreement by the Executive, the Company, in addition to any other rights which it may have, shall be relieved of the liability to make any further payments under the Agreement to, or on behalf of, the Executive so long as such violation continues, and shall have the right to specific enforcement of the Agreement by proceedings in equity.

7.	Nonassignable Rights.

Except as otherwise provided by the Agreement, neither the Executive nor his surviving spouse shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable.

8.	Independence of Agreement.

The benefits payable under the Agreement shall be independent of, and in addition to, any other employment agreement that may exist from time to time between the parties hereto, or any compensation payable by the Company to the Executive, whether as salary, bonus or otherwise.  The Agreement shall not be deemed to constitute a contract of employment between the parties hereto, and no provision hereof shall restrict the right of the Company to discharge the Executive for adequate cause, or restrict the right of the Executive to terminate his employment.  This Agreement shall replace in its entirety the Supplemental Executive Retirement Agreement entered in by and between the Executive and East Boston Savings Bank, dated December 9, 2004.

9.	General Obligation of the Company.

The benefits provided under the Agreement constitute a mere promise by the Company to make payments in the future, and the rights of the Executive hereunder shall be those of a general unsecured creditor of the Company.  Nothing contained herein shall be construed to create a trust of any kind or to render the Company a fiduciary with respect to the Executive.  The Company shall not be required to maintain any fund or segregate any amount or in any other way currently fund the future payment of any benefit provided under the Agreement, and nothing contained herein shall be construed to give the Executive or any other person any right to any specific assets of the Company or of any other person.  This Agreement shall replace in its entirety.

10.	Governing Law.

The Agreement shall be construed under and governed by the laws of the Commonwealth of Massachusetts.

EXECUTED under seal as of the day and year first above written, in the case of the Company by its duly authorized officer.

MERIDIAN INTERSTATE BANCORP, INC.

ATTEST:	BY:
[Name]
[Title]

WITNESS:	BY:
Executive